Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 10, 2024, with respect to the consolidated financial statements of Progressive Care, Inc. and Subsidiaries as of December 31, 2023 (Successor) and for the period from July 1, 2023 through December 31, 2023 (Successor) and the period from January 1, 2023 through June 30, 2023 (Predecessor), included in this Joint Proxy Statement and Registration Statement on Form S-4 of NextPlat Corp in connection with the NextPlat-Progressive Care merger.

We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

New York, New York

June 18, 2024